Dynatronics Corporation Reports Third Quarter Financial Results

EAGAN, MN / ACCESSWIRE / May 12, 2022 / Dynatronics Corporation (NASDAQ:DYNT), a leading manufacturer of athletic training, physical therapy, and rehabilitation products, today reported financial results and business highlights for its third quarter of fiscal year 2022 for the period ended March 31, 2022.

CEO Commentary

"Customer and dealer reaction to Dynatronics' business transformation and market share gains, combined with the favorable market environment, are driving sales to outpace the market and our baseline sales expectation for the fourth consecutive quarter," said John Krier, Chief Executive Officer of Dynatronics. "We expect approximately 16% sales growth in the fourth quarter relative to continued product sales in the same period in the prior year. Strong demand, coupled with our commitment to strong execution, has provided us confidence in our outlook, despite the significant impacts of COVID-19."

"Gross margin expansion and transformation to sustainable profitable growth remain our short-term focus. Gross margin of 22.4% expanded 2.6 points sequentially in the third quarter. We target a sequential increase in gross margin in the fourth quarter and greater than 40% over time. We remain focused on our operating levers in the favorable markets we compete in with a steady eye on the long term to achieve our goals that will reward our shareholders and better align us with our customers," concluded Krier.

Key Financial Highlights

Q3 FY '22 Financial Highlights

Note: All financials referenced in this release are in conformity with U.S. Generally Accepted Accounting Principles ("GAAP") and comparisons in this release are to the same period in the prior year unless otherwise noted.

- Total net sales of $10.3 million.
- Gross profit margin sequential increase to 22.4% in Q3 FY '22 from 19.8% in Q2 FY '22.
- Net loss of $1.5 million.
- Cash of $2.5 million, $11.6 million of inventory and no debt as of March 31, 2022.

Guidance for FY '22

Dynatronics updated net sales in FY '22 guidance to $44 million to $45 million, assuming similar procedure volume despite the recent surge in COVID-19 cases. The midpoint of this range is a 20% improvement relative to the ~$37 million annual continued product net sales baseline set in April 2021. The Company expects approximately 16% growth in net sales to approximately $11.35 million in the fourth quarter of FY '22 relative to $9.8 million continued product net sales in the same period in the prior year. Net sales were $12.2 million including discontinued product sales in the fourth quarter of FY '21. The Company expects the distribution of net sales across the quarters in FY '22 to align with historical trends, highest in the first quarter, lower in the second and third quarters, with a bounce back in the fourth quarter. There may be some variability in this pattern, as the company adjusts to ordering patterns in its rehabilitation market given the transition to an exclusively dealer-based sales model.

Selling, general, and administrative expenses are anticipated to be 30% to 35% of net sales in FY '22.

Gross margin expansion and positive cash flow from operations remain the Company's short-term focus. Cash used in operating activities of $3.3 million in the first nine months of FY '22 was primarily due to the $5.1 million strategic inventory build to serve customer demand growth and safety stock to offset supply chain disruptions. Inventory is at an elevated level to meet customer demand, and current market and supply chain conditions.

The Company's financial guidance for FY '22 is subject to the risks identified in its safe harbor notification below. The Company and its customers expect to experience continued challenges due to COVID-19, including higher raw material, delivery and shipment costs, supply chain disruptions, and extended handling times. Dynatronics also expects some volatility from the company's business optimization.

Growth Priorities

The Company has delivered sales growth that outpaced the market growth and our baseline expectation for the fourth consecutive quarter. **These are the levers to drive sales growth at the macro level: winning market share from the business transformation, driving favorable shift mix to new product innovations, and a value creating M&A strategy.**

The two markets the Company serves, rehabilitation and bracing, exhibit attractive growth profiles, each about 5% to 6% annual growth. The Company plans to continue to take market share, release product innovations, and grow faster than the 5% to 6% organic market annual growth. The Company's organic annual net sales guidance midpoint is $44.5 million relative to its significant +$4.9 billion U.S. total addressable market.

Conference Call and Webcast Q3 FY '22 Results

The Company will hold a conference call and live audio webcast to discuss the results, consisting of prepared remarks by management, slide presentation, and a question-and-answer session with analysts, beginning at 10:00 AM ET on Thursday, May 12, 2022.

Interested persons may access the live conference call by dialing 888-506-0062 (U.S./Canada callers) or 973-528-0011 (international callers), using passcode 479586. It is recommended that participants call or log in 10 minutes ahead of the scheduled start time to ensure a proper connection. An audio replay will be available one hour after the live call until Midnight on May 19, 2022, by dialing 877-481-4010, using passcode 45158.

The live webcast and slide presentation can be accessed on the Company's Investor webpage under the Events & Presentations tab at https://irdirect.net/DYNT/corporate_document/1982. The webcast will be archived on the website for future viewing.

About Dynatronics Corporation

Dynatronics is a leading medical device company committed to providing high-quality restorative products designed to accelerate achieving optimal health. The Company designs, manufactures and sells a broad range of products for clinical use in physical therapy, rehabilitation, pain management, and athletic training. Through its distribution channels, Dynatronics markets and

sells to orthopedists, physical therapists, chiropractors, athletic trainers, sports medicine practitioners, clinics, hospitals, and consumers. The Company's products are marketed under a portfolio of high-quality, well-known industry brands including Bird & Cronin®, Solaris™, Hausmann®, Physician's Choice®, and PROTEAM™, among others. More information is available at www.dynatronics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Those statements include references to the company's expectations and similar statements. Such forward-looking statements reflect the views of management at the time such statements are made. These statements include our statements regarding expected improvement in overall performance, expectations that the company will improve long-term gross margins, operating income and cash flow from operations, expectations regarding reduction in leased space in fiscal year 2022, expectations regarding net sales, gross margin, selling general and administrative costs, and other income in fiscal year 2022, and uncertainties involving the impact of the COVID-19 global pandemic on the company's results of operations and financial condition. These forward-looking statements are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in the company's annual, quarterly and other reports filed with the Securities and Exchange Commission.

About Non-GAAP Financial Measures

Continued product net sales as used in this press release is a non-GAAP measure as defined under the rules of the Securities and Exchange Commission. The company defines continued product net sales as sales excluding discontinued products and sales of physical therapy and rehabilitation products through our direct sales channel. Management uses this non-GAAP measure to evaluate our operating performance and to forecast future periods. Management believes this non-GAAP measure provides investors additional information about the company's ongoing operating performance and is not intended as a substitute for, or superior to, the financial measure prepared in accordance with GAAP. Investors are cautioned against placing undue reliance on this non-GAAP measure. $37 million annual and $9.25 million quarterly baseline continued product net sales set in April 2021 is based on annual net sales of approximately $48 million in FY '21 less estimated annual discontinued product sales of approximately $11 million.

Summary Financial Results

Following is a summary of operating results for the periods ended March 31, 2022 and 2021, the balance sheet highlights at March 31, 2022 and June 30, 2021, and cash flow for periods ended March 31, 2022 and 2021.

Summary Selected Financial Data
Statement of Operation Highlights
In thousands, except share and per share amounts

	Quarter Ended March 31,		Nine Months Ended March 31,	
	2022	2021	2022	2021
Net sales	$ 10,316	$ 11,460	$ 33,147	$ 35,561
Cost of sales	8,005	8,155	25,091	25,013
Gross profit	2,311	3,305	8,056	10,548
	22.4%	*28.8%*	*24.3%*	*29.7%*
Selling, general, and admin. expenses	3,747	3,905	11,325	12,089
Other (expense) income, net	(35)	718	841	618
Income tax provision	-	-	-	(10)
Net income (loss)	$ (1,472)	$ 118	$ (2,427)	$ (933)
Deemed dividend on convertible preferred stock and accretion of discount	-	-	-	(51)
Convertible preferred stock dividend, in common stock	(182)	(182)	(551)	(558)
Net loss attributable to common stockholders	$ (1,654)	$ (64)	$ (2,978)	$ (1,542)
Net loss attributable to common stockholders per common share - basic and diluted	$ (0.09)	$ (0.00)	$ (0.17)	$ (0.10)
Weighted-average common shares outstanding - basic and diluted	17,939,283	15,827,808	17,742,361	14,829,216

Balance Sheet Highlights
In thousands

	March 31, 2022	June 30, 2021
Cash and cash equivalents and restricted cash	$ 2,473	$ 6,254
Trade accounts receivable, net	5,127	5,643
Inventories, net	11,631	6,526
Prepaid & other	1,538	2,483
Total current assets	20,769	20,906
Non-current assets	16,732	18,234
Total assets	$ 37,501	$ 39,140
Accounts payable	$ 6,698	$ 3,738
Accrued payroll and benefits expense	1,019	1,656
Accrued expenses	853	1,485
Other current liabilities	1,652	1,593
Total current liabilities	10,222	8,472
Non-current liabilities	4,047	5,154
Total liabilities	14,269	13,626
Stockholders' equity	23,232	25,514
Total liabilities and stockholders' equity	$ 37,501	$ 39,140

Cash Flow Highlights
In thousands

	Quarter Ended March 31, 2022	Quarter Ended March 31, 2021	Nine Months Ended March 31, 2022	Nine Months Ended March 31, 2021
Net income (loss)	$ (1,472)	$ 118	$ (2,427)	$ (933)
Depreciation and amortization	320	375	972	1,113
Stock based compensation	37	30	149	128
Loss on sale of property and equipment	1	8	1	27
Receivables	465	(735)	516	(910)
Inventory	(2,307)	(838)	(5,105)	148
Prepaid and other assets	489	(373)	951	(1,054)
Accounts payable, accrued expenses, and other liabilities	1,618	(903)	1,684	1,796
Net cash (used in) provided by operating activities	(849)	(2,318)	(3,259)	315
Net cash used in investing activities	(163)	(17)	(261)	(89)
Net cash (used in) provided by financing activities	(88)	3,376	(261)	2,109
Net change in cash and cash equivalents	(1,100)	1,041	(3,781)	2,335
Cash and cash equivalents at beginning of the period	3,573	3,610	6,254	2,316
Cash and cash equivalents at end of the period	$ 2,473	$ 4,651	$ 2,473	$ 4,651

Contact:

Dynatronics Corporation
Investor Relations

Skyler Black
(801) 676-7201
ir@dynatronics.com

Darrow Associates
Jeff Christensen, Managing Director
(703) 297-6917
jchristensen@darrowir.com

For additional information, please visit: www.dynatronics.com

Connect with Dynatronics on LinkedIn

SOURCE: Dynatronics Corporation